Exhibit 99.1
NEWS RELEASE

Date:	May 31, 2011
FOR IMMEDIATE RELEASE

Contact:	Robert Wagner
XETA Technologies, Inc.
918.664.8200
XETA Technologies Announces Closing of Merger with PAETEC
Broken Arrow, Okla. — XETA Technologies, Inc. (NASDAQ: XETA), a national provider of converged communications solutions for the enterprise marketplace, announced today that it has completed its merger with PAETEC Holding Corp. through one of PAETEC’s subsidiaries. As a result of the merger, XETA is now a wholly owned, indirect subsidiary of PAETEC. The Merger was overwhelmingly approved by XETA’s shareholders at a special meeting of shareholders on May 26, 2011.
Each share of XETA common stock outstanding immediately prior to the merger was converted into the right to receive $5.50 in cash, (the “Merger Consideration”). In addition, warrants and most options to purchase shares of XETA common stock outstanding immediately prior to the merger became entitled to receive the Merger Consideration less any applicable exercise price and tax withholdings. The total Merger Consideration was approximately $61 million in the aggregate.
As a result of the merger, XETA has become a privately-held company, its stock will no longer be traded on NASDAQ, and its reporting obligations with the Securities and Exchange Commission will cease.
About XETA Technologies, Inc.
XETA Technologies, Inc., sells, installs and services advanced communication technologies for small, medium and Fortune 1000 enterprise customers. XETA maintains the highest level of technical competencies with multiple vendors, including Avaya/Nortel, Mitel, Hitachi, Samsung, HP, Polycom, Microsoft, Alcatel-Lucent, ShoreTel, LifeSize and Juniper. With a 30-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. XETA’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies is available at www.xeta.com.
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